GCP Applied Technologies Inc.
Equity and Incentive Plan
TERMS AND CONDITIONS
OF
RESTRICTED STOCK UNIT AWARD
RESTRICTED STOCK UNIT AWARD granted on February 27, 2017 (the “Grant Date”).
1.Grant of Restricted Stock Units. GCP Applied Technologies Inc. has granted to you _______ Restricted Stock Units, subject to the provisions of these Terms and Conditions and the GCP Applied Technologies Inc. Equity and Incentive Plan, as amended and restated on February 28, 2017 (the “Plan”). The Company will hold the Restricted Stock Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan.
2.Amount and Form of Payment. Each Restricted Stock Unit represents one (1) Share and vested Restricted Stock Units will be redeemed solely for Shares, subject to Section 9.
3.Vesting. Except as provided below, Restricted Stock Units subject to this Award will vest in substantially equal installments and be immediately settled on the first, second and third anniversary of the Grant Date, subject to your continued employment with the Company and/or a Subsidiary through each relevant vesting date. If you experience a Termination of Employment before full (100%) vesting, you will forfeit the unvested portion of Restricted Stock Units. If, however, you experience a Termination of Employment due to: (A) Retirement (as defined in the Plan, you attained age 60 and complete at least 5 years of service with the Company and/or a Subsidiary as of your Termination of Employment date) on or after the six (6) month anniversary of the Grant Date; (B) your death or Disability; or (C) a Change in Control Termination or Termination of Employment as a result of a Divestiture or Outsourcing Agreement, Restricted Stock Units subject to this Award will become vested in accordance with the provisions of Section 4, 5 or 6, as applicable.
4.Retirement, Death or Disability. Notwithstanding the vesting provisions described in Section 3, if you experience a Termination of Employment: (A) as a result of your Retirement (as defined in the Plan and described above) on or after the six (6) month anniversary of the Grant Date; or (B) due to your death or Disability, then you will become fully vested in all Restricted Stock Units subject to this Award on the date of such Retirement or your death or Termination of Employment due to Disability and at such time all such Awards will be immediately settled.

5.Change in Control. Notwithstanding the vesting provisions described in Section 3, you will become fully vested in all Restricted Stock Units subject to this Award on the date of a Change in Control in the event that a Replacement Award is not issued to you or, on or after a Change in Control, on your Termination of Employment date if you experience a Change in Control Termination if, solely with respect to a Change in Control Termination, you satisfy one of the following requirements:

(i)    On or before the second anniversary of a Change in Control, the Company or any Subsidiary terminates your employment for any reason other than Cause, Disability or death; or

(ii)    On or before the second anniversary of a Change on Control, (A) the Company or any Subsidiary (1) assigns or causes to be assigned to you, whether formally or informally, duties inconsistent in any material respect with your duties as assigned to you, whether formally or informally, immediately prior to the Change in Control or fails to assign to you, whether formally or informally, immediately after the Change in Control any duties or responsibilities you performed immediately prior to the Change in Control if such duties or responsibilities constitute a material portion of your duties or responsibilities immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change to your position (including a change in title, reporting relationship or level to a title, reporting relationship or level in the organization that is lessor in any respect to your title, reporting relationship or level immediately prior to the Change in Control), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, results in a material diminution in your position, authority, duties or responsibilities; or (B) the Company or any Subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment and which increases your commute from your principal residence by more than fifty (50) miles; (2) materially reduces your base salary; or (3) materially breaches the terms of your compensation package (such as ceasing to provide an annual cash bonus opportunity, a defined benefit retirement plan benefit or an annual long-term share incentive grant) as in effect immediately prior to the Change in Control; provided, however, that (x) within ninety (90) days after an event described in (A) or (B) above you submit written notice of such event to the Company specifying in reasonable detail the event upon which you are basing your termination, (y) the Company has not cured such event within thirty (30) days after its receipt of such notice and (z) within ninety (90) days after the expiration of such cure period, you terminate your employment with the Company.

6.Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting provisions described in Section 3, if you experience a Termination of Employment with the Company or a Subsidiary as a result of a Divestiture or Outsourcing Agreement, then Restricted Stock Units subject to this Award will vest on a pro-rata basis based on (A) the number of whole months completed from Grant Date through your Termination of Employment date, divided by 36, multiplied by (B) the total number of Restricted Stock Units subject to this Award, minus (C) the number of Restricted Stock Units subject to this Award that previously vested.

7.Withholdings. The Company has the right, prior to the issuance or delivery of any Shares subject to this Award, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. By accepting this Award, you authorize the Company or any Subsidiary to satisfy applicable tax or tax withholding requirements by: (A) withholding from your wages or other cash compensation payable to you; (B) withholding from any proceeds resulting from the sale of Shares subject to this Award either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf and pursuant to this authorization; (C) redemption by the Company at Fair Market Value of Shares due to you following the vesting of Shares subject to this Award; or (D) a combination of (A), (B) or (C) above. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with such obligations.

8.Transfer of Award. You may not transfer this Award or any interest in Restricted Stock Units except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in Restricted Stock Units is null and void.

9.Forfeiture of Award. In addition to the forfeiture provisions that may be applicable to this Award under Section 7.14 of the Plan, you will forfeit all or a portion of the Restricted Stock Units subject to this Award if your employment terminates under the circumstances described below:

(i)    If the Company or Subsidiary terminates your employment for Cause, including, without limitation, a termination as a result of your violation of the Company’s Code of Conduct, then all unvested Restricted Stock Units subject to this Award will immediately and automatically terminate and you will immediately and automatically forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Restricted Stock Units subject to this Award that vested during the period that begins six (6) months immediately before your Termination of Employment for Cause and ends on the date the Company seeks recoupment pursuant to these Terms and Conditions.

(ii)    If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then all unvested Restricted Stock Units subject to this Award will immediately and automatically terminate and you will immediately and automatically forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Restricted Stock Units subject to this Award that vested during the period that begins six (6) months immediately before your Termination of Employment and ends on the date that the Committee determines that you could have been terminated for Cause.

(iii)    If the Committee determines in its sole discretion that at any time after your Termination of Employment and prior to the first anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or any Subsidiary or (B) violated the terms of any non-competition agreement by and between you and the Company or any Subsidiary and the Committee has not approved of your employment with a competitor in writing, then all unvested Restricted Stock Units subject to this Award will immediately and automatically terminate and you will immediately and automatically forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company, immediately upon the Committee’s determination date, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Restricted Stock Units subject to this Award that vested during the period that begins six (6) months immediately before your Termination of Employment and ends on the date of the Committee’s determination.

10.Adjustments. This Award shall be subject to the provisions set forth in Sections 5.3 and 5.4(c)(iv) of the Plan, to the extent applicable.

11.Restrictions on Payment of Shares. Payment of Shares for Restricted Stock Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:

(i)    The Shares covered by this Award will be duly listed, upon official notice of issuance, on the NYSE; and

(ii)    A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.

12.Disposition of Securities; Acknowledgement of Insider Trading Policy. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities. By accepting this Award, you acknowledge that you understand that your country of residence may impose insider trading and/or market abuse restrictions which may affect your ability to acquire or sell Shares subject to this Award, that such restrictions are separate from and in addition to any restrictions that may be imposed by the Company, that it is your responsibility to comply with such restrictions and that you have been advised to consult with your personal advisor with respect to such restrictions. The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

13.Plan Terms Govern. The vesting of Restricted Stock Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. These Terms and Conditions constitute the Award Certificate referred to in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting this Award, you acknowledge receipt of the Plan and the Plan prospectus, as in effect on the Grant Date.

14.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Restricted Stock Units, including amounts awarded, unvested, or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.

15.No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of restricted units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any restricted units, or benefits in lieu of restricted units, even if restricted units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for any loss of office or otherwise to any sum, Shares, Restricted Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.
16.Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
17.Entire Agreement and Amendment. These Terms and Conditions, the Grant Letter, and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company, in its sole discretion, deems it necessary or advisable for legal or administrative reasons.
18.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
19.Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.
20.Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.
21.Governing Law. This Award and these Terms and Conditions are governed by the law of the State of Delaware and shall be construed accordingly.
22.Code Section 409A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of this Award becomes subject to Code Section 409A, the provisions contained in the section of the Plan entitled “Section 409A Compliance” shall govern and shall supersede any applicable provision of these Terms and Conditions.
23.Acceptance. By accepting this Award, you agree to the following:
(i)    You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and
(ii)    You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

1/1     FY17 RSU Award Certificate